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                                  EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT

COMPANY

Kabushiki Kaisha Photon Dynamics              Japan                   100%
Photon Dynamics Korea Inc.                    Korea                   100%
CR Technology, Inc.                           United States           100%

The subsidiaries listed are all included in the consolidated financial statements of the Company.